Exhibit 99.1

BBSI Reports Record Third Quarter Earnings; Raises Full-Year Outlook

- Third Quarter Net Income up 31% to $25 Million, or $3.24 per Diluted Share –

- Raises Full-Year Earnings Outlook 12% to $6.05 per Diluted Share -

VANCOUVER, Washington, November 05, 2019 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the third quarter ended September 30, 2019.

Third Quarter 2019 Financial Summary vs. Year-Ago Quarter

•	Net revenues increased to $248.0 million versus $247.3 million.

•	Gross billings up 7% to $1.55 billion.

•	Net income up 31% to $25.0 million.

•	Diluted earnings per share up 30% to $3.24.

“We reported strong results in the quarter, driven by the addition of 386 clients,” said BBSI President and CEO Mike Elich. “We continue to see the results from various structural moves we have been working on over the past several years, which gives us confidence in a strong long-term financial outlook.”

Third Quarter 2019 Financial Results

Net revenues in the third quarter of 2019 increased to $248.0 million compared to $247.3 million in the third quarter of 2018.

Total gross billings in the third quarter increased 7% to $1.55 billion compared to $1.45 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s PEO client count and same-customer sales growth, which was partially offset by a decrease in staffing revenue.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 3.6% in the third quarter and benefited from lower frictional costs and a favorable one-time adjustment of prior accident year liability of $5.6 million. This compares to 4.5% in the third quarter of 2018.

Net income for the third quarter of 2019 increased 31% to a record $25.0 million, or $3.24 per diluted share, compared to net income of $19.1 million, or $2.50 per diluted share, in the year-ago quarter. Net income in the third quarter of 2019 reflected an effective tax rate of 22%.

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Outlook

For the full year 2019, BBSI is raising the estimate for expected diluted earnings per share by 12% to $6.05 (from $5.40) compared to $4.98 per diluted share in 2018. This continues to assume an effective tax rate of approximately 22%.

BBSI expects the range for workers’ compensation expense as a percentage of gross billings to be 4.3% to 4.5% in the fourth quarter of 2019. This range can also be applied as an approximation for 2020.

BBSI also continues to expect gross billings to increase approximately 8% for the next rolling 12-month period.

Conference Call

BBSI will conduct a conference call on Wednesday, November 6, 2019, at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the third quarter ended September 30, 2019.

BBSI’s President and CEO Michael Elich and CFO Gary Kramer will host the conference call, followed by a question and answer period.

Date: Wednesday, November 6, 2019
Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13695729

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the BBSI website at www.mybbsi.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through December 6, 2019.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13695729

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Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billing amounts and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billing and wage information for the three and nine months ended September 30, 2019 and 2018.

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Gross billings	$1,552,882	$1,447,852	$4,377,089	$4,147,179
PEO and staffing wages	$1,322,469	$1,222,617	$3,725,416	$3,503,184

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. Management considers safety incentives to be an integral part of our workers’ compensation program because they encourage client companies to maintain safe work practices and minimize workplace injuries. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program.

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Workers' compensation	$46,887	$56,412	$154,290	$172,388
Safety incentive costs	8,265	8,790	22,801	24,394
Non-GAAP gross workers' compensation	$55,152	$65,202	$177,091	$196,782

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
PEO and staffing wages	85.2%	84.4%	85.1%	84.5%
Payroll taxes and benefits	6.8%	6.9%	7.3%	7.8%
Non-GAAP gross workers' compensation	3.6%	4.5%	4.0%	4.7%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 6,400 clients across all lines of business in 23 states. For more information, please visit www.mybbsi.com.

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Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding gross billings growth, future effective tax rates, earnings per share, and workers’ compensation expense as a percentage of gross billings, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the Company's relationship with its primary bank lender, the potential for material deviations from expected future workers' compensation claims experience, the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, the effect of governmental investigations, security breaches or failures in the Company's information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2018 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$35,452	$35,371
Investments	101,748	416
Trade accounts receivable, net	187,467	151,597
Prepaid expenses and other	15,974	13,880
Restricted cash and investments	107,702	120,409
Total current assets	448,343	321,673
Investments	—	1,687
Property, equipment and software, net	29,575	24,812
Operating lease right-of-use assets	23,784	—
Restricted cash and investments	311,882	348,165
Goodwill	47,820	47,820
Other assets	3,253	3,474
Deferred income taxes	5,523	8,458
	$870,180	$756,089
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$221
Accounts payable	5,432	4,336
Accrued payroll, payroll taxes and related benefits	197,686	158,683
Income taxes payable	3,408	4,403
Current operating lease liabilities	6,448	—
Other accrued liabilities	13,244	20,566
Workers' compensation claims liabilities	113,623	109,319
Safety incentives liability	27,727	29,210
Total current liabilities	367,789	326,738
Long-term workers' compensation claims liabilities	316,423	304,078
Long-term debt	3,785	3,951
Long-term operating lease liabilities	17,906	—
Customer deposits and other long-term liabilities	4,106	2,285
Stockholders' equity	160,171	119,037
	$870,180	$756,089

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Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues:
Professional employer service fees	$214,156	$206,320	$607,840	$592,559
Staffing services	33,806	40,967	89,319	110,307
Total revenues	247,962	247,287	697,159	702,866
Cost of revenues:
Direct payroll costs	25,464	30,842	67,298	83,265
Payroll taxes and benefits	104,847	100,348	321,341	322,784
Workers' compensation	46,887	56,412	154,290	172,388
Total cost of revenues	177,198	187,602	542,929	578,437
Gross margin	70,764	59,685	154,230	124,429
Selling, general and administrative expenses	41,352	36,670	113,517	101,713
Depreciation and amortization	970	949	2,909	3,228
Income from operations	28,442	22,066	37,804	19,488
Other income, net	2,488	1,780	7,946	5,896
Income before income taxes	30,930	23,846	45,750	25,384
Provision for income taxes	5,959	4,759	9,172	4,178
Net income	$24,971	$19,087	$36,578	$21,206
Basic income per common share	$3.34	$2.59	$4.92	$2.89
Weighted average basic common shares outstanding	7,483	7,369	7,433	7,327
Diluted income per common share	$3.24	$2.50	$4.76	$2.77
Weighted average diluted common shares outstanding	7,711	7,643	7,686	7,652

Investor Relations:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com

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